EXHIBIT B

                         BUILDING RULES AND REGULATIONS

     The following rules and regulations are written to protect the safety and quiet enjoyment of each and every tenant in the building. Any violation of these rules and regulations, which continues after written notice by Landlord, shall be sufficient cause, at the option of the Landlord, to terminate this Lease.

     The Landlord may, upon request by Tenant, waive the compliance by such Tenant of any of the foregoing rules and regulations, providing that (i) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve such Tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to Tenant shall relieve any other tenant from the obligation of complying with the foregoing rules and regulations unless such other tenant has received a similar waiver in writing from Landlord.

     1. The plaza, sidewalks, entrances, elevators, stairways, corridors, janitor closets, mechanical rooms, telephone closets, or other parts of the Building not occupied by tenants shall not be obstructed or used for any purpose other than ingress or egress to and from the Premises. Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. No tenant shall permit the visit of the Premises of persons in such numbers of under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, corridors, elevators and other public portions or facilities of the Building.

     2. Mats, trash, or other objects are prohibited in the public and service corridors.

     3. Equipment which must be installed on the roof of the Building is not permitted without the prior written consent of the Landlord and, if permitted, must be installed in a manner acceptable to the Landlord.

     4. Signs, advertisements, notices or other lettering shall not be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the premises or Building without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant or any tenants violating this rule. All suite entry door signs and directory tablet shall be inscribed, painted or affixed in a size, color and style conforming to building standard. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

     5. The water and janitor closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, caused said damage.

     6. Marking, painting, drilling into or other forms of defacing or damage to any part of the Premises or the Building is not permitted. Boring, cutting or stringing of wires is not permitted. Tenants are not permitted to construct, maintain, use or operate within the Premises, or elsewhere within or on the outside of the Building, any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system.

     7. Bicycles, vehicles, animals, birds, or pets of any kind are not permitted in the Building except guide dogs for the blind. Bicycles may be stored in bicycle racks if provided within the Building.

     8. Inflammable, combustible or explosive fluid, paints, chemicals or other substances are not permitted in the Building.

     9. No tenant shall make, or permit to be made, any disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with then, whether by the use of any musical instrument, radio, talking machine or in any other way. No tenant shall throw anything out of the doors or windows or down the corridors or stairs. No tenant shall cause or permit any unusual or objectionable odors to be produced upon and permeate with and from the Premises.

     10. The Building, and all space therein, shall not be used for manufacturing or the storage of merchandise or for sale of merchandise, goods, or property of any kind at auction.

     11. Landlord shall provide all door locks in each tenant's Premises, at the cost of such tenant and additional locks or bolts of any kind are not permitted upon any of the doors or windows by any tenant, nor shall any changes be made in exiting locks or the mechanism thereof. The doors leading to the corridors or main halls shall be kept closed during business hours as required by code. Each tenant shall, upon the termination of his tenancy, return to Landlord all keys for offices, storage, and toilet rooms either furnished to, or otherwise procured by such tenant, and in the event of the loss of any such keys, such tenant shall pay to Landlord the cost of replacing the locks.

     12. All removals, including but not limited to, trash or the carrying in or out of safes, freight, supplies, furniture or deliveries of any
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description  must  take  place  during the hours which Landlord or its agent may determine from time to time through Building delivery entrances designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord may, at its option, use building personnel to remove and dispose of each tenant's trash at each tenant's expense. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

     13. The disposal of discarded furniture, carpeting and other bulk trash is the responsibility of Tenant and must be scheduled with the manager/superintendent of the Building at least 24 hours prior to removal.

     14. There shall not be used in any space, or in the public spaces of the Building, either by Tenant or Tenant's vendors or contractors, or others any hand trucks, except those equipped with rubber tires and side guards.

     15. Contractors or persons employed by any tenant to perform work within the Premises must obtain Landlord's consent prior to commencing such work, and such person shall while in the Building and outside of the Premises, comply with all instructions issued by the Manager/superintendent of the Building. No tenant shall engage or pay any employees on the Premises, except those actually working for such tenant on said premises.

     16. No tenant shall purchase spring water, ice, coffee, soft drinks, towels, or other merchandise services from any company or persons whose repeated violations of Building regulations have caused, in Landlord's opinion, a hazard or nuisance to the Building and/or its occupants. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

     17. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building management or watchman on duty. Landlord may at its option require all persons admitted to or leaving the Building during secured hours to register with Building security guards. Each tenant shall be responsible for all persons for whom he authorizes entry into the Building, and shall be liable to Landlord for all acts of such persons.

     18. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose. No tenant shall advertise for laborers giving the address of the Premises.

     19. The requirements of Tenant will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instruction from the management of the Building.

     20. Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent same.

     21. Tenant is strictly prohibited from the deposit, storage, disposal, dumping, injecting, spilling, leaking or other placement or release by Tenant upon or in the Premises of hazardous or toxic waste, waste product or substance as defined in 42 U.S.C. 9601 et seq., or in any other statute, rule, or regulation of any governmental authority.

     22. The Building Engineer must be in attendance during all move-ins and move-outs and for all deliveries of furniture and equipment in order to install and remove elevator pads, lock off freight elevator, key off security system and generally oversee moving/delivery operation as appropriate. The hourly charge for the Building Engineer is Fifty Five Dollars ($55.00) per hour, after hours, with a four (4) hour minimum. This charge does not apply to Tenant's initial move-in. The foregoing shall also apply to moves of Tenant's subtenants and/or assignees of Tenant.

     23. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

     24. Tenant shall cooperate with Landlord's employees in keeping its Premises neat and clean.

     25. Landlord will not be responsible for lost or stolen personal property, money or jewelry from Tenant's Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

     26. No vending or dispensing machines of any kind may be maintained in the Premises without the prior written permission of Landlord.

                            (CONTINUTED ON NEXT PAGE)

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     27.     All  mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

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